As filed with the Securities and Exchange Commission on March 27, 2014

File No. 333-15677

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Material Sciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	95-2673173
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices and Zip Code)

Material Sciences Corporation

1996 Stock Option Plan for Non-Employee Directors

(Full Title of the Plan)

Patrick J. Murley

Chief Executive Officer

Material Sciences Corporation

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Name and address of agent for service)

(847) 439-2210

(Telephone number, including area code, of agent for service)

With copies to:

Gregory J. Schmitt

Hunton & Williams LLP

1445 Ross Avenue

Suite 3700

Dallas, Texas 75202

(214) 979-3000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Material Sciences Corporation, a Delaware corporation (the “Company”), hereby amends its Registration Statement on Form S-8 (File No. 333-15677) initially filed with the Securities and Exchange Commission (the “Commission”) on November 6, 1996 (the “Registration Statement”) registering 250,000 shares of the Company’s common stock, par value $0.02 per share (the “Common Stock”), for the Material Sciences Corporation 1996 Stock Option Plan for Non-Employee Directors, by deregistering all of the securities registered on the Registration Statement that have not been sold or otherwise remains unissued.

On January 8, 2014, the Company, Zink Acquisition Holdings Inc. (“Zink Holdings”), a Delaware corporation, and Zink Acquisition Merger Sub Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Zink Holdings, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which on March 20, 2014, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a direct wholly-owned subsidiary of Zink Holdings (the “Merger”). In connection with the Merger, the Company will cease to be a publicly traded company and will terminate all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement.

As a result of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration the securities registered but unsold under the Registration Statement, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove, State of Illinois, on March 27, 2014.

Material Sciences Corporation

By:	/s/ Patrick J. Murley
Patrick J. Murley
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates included:

Name	Title	Date

/s/ Patrick J. Murley	Chief Executive Officer	March 27, 2014
Patrick J. Murley	(Principal Executive Officer)

/s/ James D. Pawlak	Vice President, Chief Financial Officer,	March 27, 2014
James D. Pawlak	Corporate Controller and Corporate Secretary (Principal Financial and Accounting Officer)

/s/ Ted W. Beneski	Director	March 27, 2014
Ted W. Beneski